Exhibit 99.1

  The TJX Companies, Inc. Reports First Quarter Fiscal 2006 Results

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 17, 2005--The TJX Companies, Inc. (NYSE:TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 30, 2005. Net sales for the first quarter were $3.7 billion, a 9% increase over last year. Consolidated comparable store sales increased 3% over last year's strong 8% increase. Net income was $149 million and diluted earnings per share were $.30 versus $.32 in the prior year.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "We knew the first quarter would be challenging, since we were up against our most difficult comparisons of the year, given last year's extremely strong comparable store sales and margin performance. This challenge was further compounded by unseasonable weather that prevailed across several major trading areas, resulting in first quarter sales and earnings coming in slightly below our expectations. That said, I am encouraged by several aspects of our business. First, in regions with warm weather, our business was very strong, which bodes well for the balance of the season. Second, inventory and expense management has been strong. Open-to-buy positions are more liquid than last year across virtually all our businesses, allowing us to capitalize upon the abundant buying opportunities in the market. Finally, I am encouraged by the progress we are seeing at some of our younger businesses, and the specific actions we have taken to improve their profitability and earnings growth.
    "At The Marmaxx Group, the combination of T.J. Maxx and Marshalls, first quarter top-line results were in line with our expectations, with sales increasing 6% and comparable store sales increasing 3%. Segment profit was $268 million and segment profit margin was 10.4%, both less than we had planned, but against exceptionally strong profit performance last year when merchandise margins reached the highest levels for the first quarter in the history of The Marmaxx Group. Following a very strong February, sales weakened in March due to difficult weather patterns, and we took aggressive markdowns to keep our stores fresh. We are encouraged by robust sales in regions where the weather was seasonable, especially on the West Coast and in Florida. We also are pleased with continued strength in women's sportswear and our expanded jewelry/accessories and footwear departments, as well as improving trends in our men's and children's categories."
    English continued, "At our Canadian concepts, Winners and HomeSense, first quarter sales increased 16% and comparable store sales increased 7% above last year in U.S. dollars. In local currency, which we believe more meaningfully reflects our operating performance, comparable store sales decreased 1%, versus a strong 6% increase last year. Winners' segment profit for the quarter was $12 million, which was below our expectations. With unusually harsh weather in Canada, Winners took aggressive markdowns to keep its stores current. I am very pleased with the inventory discipline at Winners. As we enter the second quarter, total inventories per store are well below last year's levels, the open-to-buy position is in great shape, and we are in an excellent position to continue flowing fresh apparel and home fashions to our stores.
    "At HomeGoods, sales in the first quarter increased 14% and comparable store sales were flat versus a 4% increase last year. Segment profit was $1 million, slightly below our plan. We are encouraged that comparable store sales trends improved as we moved through the quarter. As we enter the summer selling season, we are seeing positive customer response to our merchandise mix and great values on exciting home fashions.
    "At T.K. Maxx, in the U.K. and Ireland, first quarter sales increased 21% and comparable store sales increased 2% in U.S. dollars. In local currency, comparable store sales decreased 1% against last year's solid 5% gain. While T.K. Maxx was adversely impacted by the ongoing difficult retail environment in the U.K., with profit below plan, they did a good job of limiting their margin exposure through disciplined inventory and expense management. In particular, I am very pleased that T.K. Maxx actually increased its gross profit margin by buying close to need and limiting markdowns."
    English continued, "A.J. Wright's first quarter sales increased 26% over last year and comparable store sales increased 1% versus last year's very strong 9% increase. Bottom-line results were flat with last year and in line with our expectations. As A.J. Wright's store base is heavily concentrated in the Northeast, the cold weather in March and April had a significant impact on this division. Despite softer sales, A.J. Wright did an excellent job of managing inventories throughout the quarter. As we begin the second quarter, A.J. Wright has solid opportunities to improve year-over-year performance.
    "Bob's Stores' first quarter sales were slightly less than we had anticipated. However, bottom-line results were in line with plan, and we are pleased with the improvements we are seeing in merchandise margins."
    English continued, "We continue to generate significant returns on investment, which gives us the ability to grow our businesses while simultaneously pursuing our sizable share repurchase program and maintaining our strong financial position. During the first quarter, we spent a total of $263 million, which was more than we had planned, retiring 11 million shares of TJX stock."
    English concluded, "As we enter the second quarter, I am encouraged by our business prospects. Our stores look great across all of our divisions. Business was strong in regions where weather was favorable. Our open-to-buy position is in even better shape than at this time last year, giving us the continued ability to navigate through the marketplace and take advantage of the many opportunities to offer our customers excellent values on fresh, summer fashions."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 773 T.J. Maxx, 699 Marshalls, 220 HomeGoods, and 137 A.J. Wright stores, as well as 34 Bob's Stores, in the United States. The Company also operates two e-commerce sites, www.tjmaxx.com and www.homegoods.com. In Canada, the Company operates 169 Winners and 44 HomeSense stores, and in Europe, 175 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    At 11:00 a.m. EDT today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2006 first quarter results, operations and business trends. The call will be webcast simultaneously at www.tjx.com. A replay of the call will also be available by dialing 800-873-2072 through Tuesday, May 24, 2005. Additionally, TJX expects to release its May 2005 sales results on Thursday, June 2, 2005, at approximately 8:15 a.m. EDT. Concurrent with the press release, a recorded message with more detailed information regarding TJX's May sales results, operations and business trends will be available by calling (703) 736-7248 or via the Internet at www.tjx.com. That sales recording will remain available via the phone through Thursday, June 9, 2005. Archived versions of our recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems; our ability to continue to generate adequate cash flows; general economic conditions; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                                  13 Weeks Ended
                                             ------------------------
                                              April 30,        May 1,
                                                   2005          2004
                                             ----------    ----------
Net sales                                    $3,651,830    $3,352,737

Cost of sales, including buying and
 occupancy costs                              2,781,529     2,518,346
Selling, general and administrative
 expenses                                       621,547       553,474
Interest expense, net                             6,036         6,583
                                             ----------    ----------

Income before provision for income taxes        242,718       274,334
Provision for income taxes                       93,374       106,222
                                             ----------    ----------

Net income                                   $  149,344    $  168,112
                                             ==========    ==========

Diluted earnings per share:
  Net income                                 $      .30    $      .32

Cash dividends declared per share            $      .06    $     .045


Weighted average shares for diluted
 earnings per share computation
 (See Note 1)                               501,399,778   521,585,772


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                                  April 30,    May 1,
                                                       2005      2004
                                                  ---------  --------
ASSETS
Current assets:
  Cash and cash equivalents                        $  177.8  $  241.5
  Accounts receivable and other current assets        357.1     331.2
  Merchandise inventories (See Note 2)              2,460.4   2,010.2
                                                   --------  --------
     Total current assets                           2,995.3   2,582.9
                                                   --------  --------

Property and capital leases, net of depreciation    1,885.1   1,626.9
Other assets                                          113.6     115.3
Goodwill and tradename, net of amortization           183.6     183.6
                                                   --------  --------

     TOTAL ASSETS                                  $5,177.6  $4,508.7
                                                   ========  ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                  $   35.0  $      -
  Current installments of long-term debt              100.0       5.0
  Accounts payable (See Note 2)                     1,328.9   1,084.0
  Accrued expenses and other current liabilities      969.3     663.5
                                                   --------  --------

     Total current liabilities                      2,433.2   1,752.5
                                                   --------  --------

Other long-term liabilities                           491.7     369.4
Non-current deferred income taxes, net                151.4     136.9
Long-term debt                                        573.7     664.4

Shareholders' equity                                1,527.6   1,585.5
                                                   --------  --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $5,177.6  $4,508.7
                                                   ========  ========


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                                     13 Weeks Ended
                                                   ------------------
                                                   April 30,   May 1,
                                                        2005     2004
                                                   ---------  -------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $149.3   $168.1
  Depreciation and amortization                         78.8     67.4
  Deferred income tax provision                         (2.4)    18.7
  (Increase) in accounts receivable and other
   current assets                                     (108.5)   (64.6)
  (Increase) in merchandise inventories (See Note 2)  (109.0)   (78.9)
  Increase in accounts payable (See Note 2)             53.0    128.7
  Increase (decrease) in accrued expenses and other
   liabilities                                         113.7    (56.9)
  Other, net                                            12.2     10.8
                                                      ------   ------

Net cash provided by operating activities              187.1    193.3
                                                      ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (100.6)   (62.9)
  Other                                                   .2       .2
                                                      ------   ------

Net cash (used in) investing activities               (100.4)   (62.7)
                                                      ------   ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of short-term debt           35.0        -
  Payments for repurchase of common stock             (241.4)  (133.8)
  Cash dividends paid                                  (21.6)   (17.5)
  Other                                                 12.3     18.1
                                                      ------   ------

Net cash (used in) financing activities               (215.7)  (133.2)
                                                      ------   ------

Effect of exchange rate changes on cash                  (.4)    (2.3)
                                                      ------   ------

Net (decrease) in cash and cash equivalents           (129.4)    (4.9)
Cash and cash equivalents at beginning of year         307.2    246.4
                                                      ------   ------

Cash and cash equivalents at end of period            $177.8   $241.5
                                                      ======   ======


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                        (Dollars In Thousands)

                                                    13 Weeks Ended
                                               ----------------------
                                                April 30,      May 1,
                                                     2005        2004
                                               ----------  ----------
Net sales:
  Marmaxx                                      $2,563,586  $2,421,224
  Winners and HomeSense                           313,097     269,625
  T.K. Maxx                                       317,706     263,247
  HomeGoods                                       258,627     226,432
  A.J. Wright                                     139,371     110,846
  Bob's Stores                                     59,443      61,363
                                               ----------  ----------
                                               $3,651,830  $3,352,737
                                               ==========  ==========
Segment profit or (loss):
  Marmaxx                                      $  267,660  $  271,914
  Winners and HomeSense                            12,344      24,393
  T.K. Maxx                                          (341)      1,943
  HomeGoods                                           623       5,161
  A.J. Wright                                      (2,960)     (2,953)
  Bob's Stores                                     (6,523)      1,250
                                               ----------  ----------
                                                  270,803     301,708

General corporate expense                          22,049      20,791
Interest expense, net                               6,036       6,583
                                               ----------  ----------

Income before provision for income taxes       $  242,718  $  274,334
                                               ==========  ==========

Stores in operation end of period:
  T.J. Maxx                                           773         753
  Marshalls                                           699         679
  Winners                                             169         162
  HomeGoods                                           220         185
  T.K. Maxx                                           175         148
  A.J. Wright                                         137         102
  HomeSense                                            44          31
  Bob's Stores                                         34          31
                                                    -----       -----
     Total                                          2,251       2,091
                                                    =====       =====


The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. In our fourth quarter reporting period ended January 29, 2005, we began to calculate diluted earnings per share in accordance with EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share." This accounting pronouncement impacts the company's treatment for earnings per share purposes, of its $517.5 million zero coupon convertible subordinated notes issued in February 2001. These notes are convertible into 16.9 million shares of common stock of TJX if the sale price of our stock reaches certain levels or other contingencies are met. EITF Issue No. 04-08 requires that shares associated with contingently convertible debt be included in diluted earnings per share computations regardless of whether contingent conversion conditions have been met. EITF Issue No. 04-08 also requires that diluted earnings per share for all prior periods be restated to reflect this change. As a result, diluted earnings per share reflect the assumed conversion of our convertible subordinated notes. This change reduces first quarter diluted earnings per share by $.01 per share for both the current and prior first quarter reporting period.

2. Effective with the third quarter ended October 30, 2004, we began to accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, as of April 30, 2005 we have recorded a $179.6 million increase to merchandise inventory on our balance sheet, to reflect this in-transit inventory, as well as an equal increase to accounts payable at that date. Prior years have not been adjusted for this change. This accrual for inventory in transit affects only the reported levels of inventory and accounts payable on the balance sheet, and has no impact on our operating results, cash flows, liquidity or shareholders' equity.

3. During the first quarter ended April 30, 2005, TJX repurchased 11.0 million shares of its common stock, for a cost of $262.9 million. Through April 30, 2005, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 28.7 million shares at a cost of $669.4 million.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323